MEDIA CONTACTS:

Gabriele Collier
Silicon Image, Inc.
Phone: 408-616-4088
gabriele.collier@siliconimage.com

Adrian Eyre
Ogilvy Public Relations for Silicon Image, Inc.
Phone: 415-677-2708
adrian.eyre@ogilvypr.com

SILICON IMAGE SIGNS DEFINITIVE AGREEMENT TO ACQUIRE SIBEAM

60GHz Multi-Gigabit Wireless Technology Expands Silicon Image’s HD Connectivity Product Portfolio

SUNNYVALE, Calif., April 14, 2011 – Silicon Image, Inc. (NASDAQ: SIMG), a leader in advanced, interoperable HD connectivity solutions for consumer electronics, today announced the signing of a definitive agreement to acquire privately-held SiBEAM, Inc., a fabless semiconductor company headquartered in Sunnyvale, CA.  SiBEAM is the leading provider of high-speed wireless communication products for uncompressed HD video in consumer electronics and personal computer applications, a founding member of the WirelessHD™ Consortium and an active member of the Wireless Gigabit Alliance (WiGig™).

The purchase price of the acquisition will be $25.5 million in cash and Silicon Image stock.  The proposed transaction is expected to close in the second quarter of 2011.  For 2011, the acquisition is anticipated to be dilutive to Silicon Image’s non-GAAP earnings by approximately $0.06 - $0.08 and neutral to earnings for 2012.  The company intends to finalize its estimates of the transaction’s financial impact as well as the accounting for the transaction upon deal close.

“The acquisition of SiBEAM underscores our stated mission to be the leader in advanced video connectivity solutions and SiBEAM’s 60GHz wireless technology will enable us to rapidly bring the highest quality of wirelessly transmitted HD video and audio to market,” said Camillo Martino, chief executive officer of Silicon Image, Inc.  “Silicon Image has a proven history of establishing successful global connectivity standards, including DVI®, HDMI®, and most recently MHL™ and we are looking forward to driving WirelessHD as a global connectivity standard and to delivering “standards plus” products supporting both wireless and wired HD connectivity standards.”

SiBEAM’s wireless technology has the ability to deliver true uncompressed, lossless high-definition digital video for a broad range of consumer electronics and personal computer applications.  The company’s 60GHz Radio Frequency (RF) technology with multi-gigabit data rates offers the highest throughput of any mass market wireless solution available today and is compliant with both the WirelessHD and WiGig standards.

“Silicon Image's market leadership in developing and scaling consumer and PC solutions will help accelerate the growth of SiBEAM's 60GHz products,” said John LeMoncheck, president and chief executive officer at SiBEAM, Inc.  "Increasingly, CE, PC, and mobile device manufacturers are looking towards 60GHz solutions for high-speed A/V and data connectivity.  The combination of SiBEAM's wireless technology with Silicon Image's strength in HD connectivity solutions for mobile and consumer platforms makes this acquisition a natural fit for both companies.”

Consistent with its “standards plus” strategy, Silicon Image plans to continue to promote and actively engage with the WirelessHD Consortium and the WiGiG Alliance to further advance standards development for 60GHz wireless connectivity.

Until the deal closes, SiBEAM will continue independent operations.

                                  1060 E. Arques Avenue, Sunnyvale, CA 94085 408.616.4000 www.SiliconImage.com

Conference Call
Silicon Image will host an investor conference call today to discuss the proposed transaction at 5:30 a.m. Pacific Time and will webcast the event.  To access the conference call, dial 1-800-897-4035 or 1-212-231-2901 and enter passcode 21520799.  The webcast will be accessible on Silicon Image's investor relations website at http://ir.SiliconImage.com.  A replay of the conference call will be available within two hours of the conclusion of the conference call through Tuesday, April 19, 2011.  To access the replay, please dial 1-800-633-8625 or 1-402-977-9141 and enter pass code 21520799.

About Silicon Image, Inc.
Silicon Image is a leading provider of advanced, interoperable connectivity solutions that enable the reliable distribution and presentation of high-definition (HD) content for consumer electronics, mobile, and PC markets.  The company delivers its technology via semiconductor and intellectual property (IP) products that are compliant with global industry standards and also feature industry leading Silicon Image innovations such as InstaPort™.  Silicon Image’s products are deployed by the world’s leading electronics manufacturers in devices such as desktop and notebook PCs, DTVs, Blu-Ray Disc™ players, audio-video receivers, as well as mobile phones, tablets and digital cameras.  Silicon Image has driven the creation of the highly successful HDMI® and DVI™ industry standards, as well as the latest standards for mobile devices - SPMT™ (Serial Port Memory Technology) and MHL™ (Mobile High-Definition Link).  Via its wholly-owned subsidiary, Simplay Labs, Silicon Image offers manufacturers comprehensive standards interoperability and compliance testing services.  For more information, visit us at http://www.siliconimage.com/.

Forward-looking Statements
This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including but not limited to, statements regarding the anticipated timing of closing of the acquisition, expected benefits to our customers, and the company’s plans following the closing of the acquisition.  These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including, but not limited to, the ability of Silicon Image to successfully integrate SiBEAM’s operations, the ability to realize anticipated synergies and cost savings of the proposed acquisition, and such other risks as identified in Silicon Image’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and Silicon Image’s most recent Quarterly Reports on Form 10-Q, each as filed with the SEC, which contain and identify important factors that could cause the actual results to differ materially from those contained in the forward-looking statements.  Silicon Image assumes no obligation to update any forward-looking statement contained in the press release.

Silicon Image and the Silicon Image logo are trademarks, registered trademarks or service marks of Silicon Image, Inc. in the United States and/or other countries.  All other trademarks and registered trademarks are the property of their respective owners in the United States and/or other countries.

                                   1060 E. Arques Avenue, Sunnyvale, CA 94085 408.616.4000 www.SiliconImage.com